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SCHEDULE "B"

Resolutions of the Shareholders of Radius Explorations Ltd.

(“Radius”)

Dated June 1, 2004

1.

RADIUS AMALGAMATION RESOLUTION

BE IT RESOLVED, as a Special Resolution of the Shareholders of Radius, that:

(a)

The amalgamation agreement (the “Amalgamation Agreement”) dated April 30, 2004 between Radius Explorations Ltd. (“Radius”) and PilaGold Inc. (“PilaGold”), a copy of which is attached to the Joint Information Circular of Radius and PilaGold dated April 30, 2004, together with such variations and amendments thereto, as may have been approved by the board of directors of each of Radius and PilaGold, is hereby approved, ratified and confirmed;

(b)

The amalgamation of Radius and PilaGold (the “Amalgamation”) pursuant to the amalgamation agreement and pursuant to Section 270 of the British Columbia Business Corporations Act (the “BCBCA”), be and is hereby approved and authorized;

(c)

The name of the resulting entity (“Amalco”) formed upon completion of the Amalgamation shall be “Radius Gold Inc.” or such other name as is approved by the board of directors of Amalco and by the TSX Venture Exchange;

(d)

The authorized capital of Amalco shall consist of an unlimited number of common shares without par value;

(e)

The Form 13 (BCBCA) – Amalgamation Application and the Articles of Amalco as set forth in the Amalgamation Agreement are hereby approved;

(f)

The appointment of Simon Ridgway, Mario Szotlender, Harmen J. Keyser, Craig Bow, David Farrell, Nicholas Glass and Bradford Cooke as the first directors of Amalco is hereby approved;

(g)

Amisano Hanson, Chartered Accountants, Vancouver, British Columbia shall be the first auditor of Amalco at such remuneration as authorized by the board of directors of Amalco;

(h)

Any one director or officer of Radius be and is hereby authorized for and on behalf of Radius, to execute and deliver such documents and do all such acts or things as may be necessary or advisable to give effect to this Resolution; and

(i)

This Resolution may be revoked by the board of directors of Radius in whole or in part without further approval of the Shareholders of Radius at any time prior to it being acted upon.

2.

RADIUS STOCK OPTION PLAN RESOLUTION

BE IT RESOLVED, as an Ordinary Resolution, that the Amalco Stock Option Plan which is substantially in the form as set forth in the Amalgamation Agreement, is hereby approved with such modifications as may be required by the TSX Venture Exchange.